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Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Thomas J. Reddin ("Employee") and Forest Merger Corp., a Delaware corporation (the "Company"), dated as of July 7, 2003 (the "Agreement Date"), and, except for the provisions of Section 2 of the Standard Terms and Conditions, which shall be effective as of the Agreement Date, this Agreement is effective as of the Effective Date (as defined below). In the event that the Merger Agreement (as defined below) is terminated, this Agreement shall be void ab initio and of no further force and effect, and the Prior Agreements (as defined below) shall become immediately effective and binding in full on the parties as if Employee's rights under the same had never been waived by this Agreement. All capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

        WHEREAS, Employee is currently serving as President and Chief Operating Officer of LendingTree, Inc. ("LendingTree");

        WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among InterActiveCorp (formerly known as USA Interactive) ("IAC") the Company and LendingTree, dated as of May 5, 2003, pursuant to which the Company will merge with and into LendingTree with LendingTree as the surviving corporation in the Merger (the "Merger") to be effective as of the Effective Time (as defined in the Merger Agreement);

        WHEREAS, IAC and the Board of Directors of the Company (the "Board") desire to provide for the continued employment of Employee from and after the date upon which the Effective Time occurs (the "Effective Date"), and Employee is willing to commit himself to continue to serve the Company and its subsidiaries and affiliates, on the terms and conditions herein provided;

        WHEREAS, LendingTree and Employee are parties to an Employment Continuity Agreement, dated March 3, 2003, between LendingTree and Employee and the Employment Agreement, dated November 26, 1999, between LendingTree and Employee (collectively, the "Prior Agreements");

        WHEREAS, the Company and Employee have entered into an Employment Agreement, dated as of May 5, 2003 (the "Company Agreement"), to become effective as of the Effective Date;

        WHEREAS, the Company and Employee wish to make certain modifications to the Company Agreement;

        WHEREAS, in order to effect the foregoing, the Company and Employee wish to enter into an amended and restated employment agreement on the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

        1A.    EMPLOYMENT.    The Company agrees to employ Employee as President and Chief Operating Officer of the Company and Employee accepts and agrees to such employment. During Employee's employment with the Company, Employee shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee's position and shall render such services on the terms set forth herein. During Employee's employment with the Company, Employee shall report to the Chief Executive Officer of the Company or such other person as from time to time may be designated by IAC (the "Reporting Officer"). Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Reporting Officer, to the extent consistent with Employee's position and status. Employee agrees to devote all of Employee's working time, attention and efforts to the Company and to perform the duties of Employee's position in accordance with the Company's policies as in effect from time to time. Employee's principal place of employment shall be the Company's offices in Charlotte, North Carolina.

        2A.    TERM OF AGREEMENT.    The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto; provided that Employee and the Company will enter into good faith negotiations to extend the Term no later than six months prior to the end of the Term, provided, further, that Employee has provided written notice to the Company between eight and six months prior to the end of the Term which sets forth his interest in entering into such negotiations.

        3A.    COMPENSATION.

          (a)    BASE SALARY. During the Term, the Company shall pay Employee an annual base salary of $325,000 (the "Base Salary"), payable in equal biweekly installments or in such other installments as may be in accordance with the Company's payroll practice as in effect from time to time. The Base Salary shall be reviewed by IAC, if requested by Employee in writing, no less frequently than annually in a manner consistent with similarly situated executives of IAC's subsidiaries and may be increased but not decreased. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time.

          (b)    DISCRETIONARY BONUS. During the Term, Employee shall be eligible to receive discretionary annual bonuses in a manner consistent with similarly situated executives of IAC's subsidiaries after taking into consideration Employee's total incentive compensation opportunities.

          (c)    EQUITY COMPENSATION.

            (i)    Existing Options. All of Employee's stock options outstanding and unexercised as of the date hereof that are outstanding as of the Effective Date shall be converted on the Effective Date into options to purchase shares of IAC's common stock in accordance with the Merger Agreement. On the Effective Date, Employee shall become fully vested in any and all stock option awards granted to Employee under LendingTree's 1997 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Incentive Plan, Amended and Restated 1999 Stock Incentive Plan, 2001 Stock Incentive Plan, Amended and Restated 2001 Stock Incentive Plan, and any similar plan or other arrangement of LendingTree which have not become exercisable as of the Effective Date, and such stock option awards shall remain exercisable until the last date on which the original option was scheduled to expire, without regard to whether the termination of employment would have provided for a shorter exercise period following termination of Employee's employment.

            (ii)    IAC Restricted Stock Units. In consideration of Employee's entering into this Agreement and as an inducement to continue in the employ of the Company, Employee shall be granted 25,000 restricted stock units (the "IAC Restricted Stock Units") with respect to Common Stock of IAC pursuant to IAC's 2000 Stock and Annual Incentive Plan and a restricted stock unit agreement, subject to the approval of the Compensation Committee of the Board of Directors of IAC (the "IAC Compensation Committee"). The date of grant of the IAC Restricted Stock Units shall be the later of (x) the Effective Date and (y) the date on which the grant is approved by the IAC Compensation Committee. To the extent not otherwise provided in this Agreement, the IAC Restricted Stock Units shall have the same terms and conditions as provided for in grants of restricted stock units to other similarly situated executive officers of IAC and its subsidiaries in February 2003.

            (iii)    LendingTree Restricted Stock Grant. The Company acknowledges that, on or before the day immediately following the Effective Date, LendingTree has agreed to grant 16.5 restricted shares of LendingTree's common stock, subject to the terms and conditions of the Amended and Restated Restricted Share and Stockholder Agreement attached hereto as Exhibit A.

            (iv)    Equity Incentives. Following the Effective Date, Employee shall be evaluated annually for future equity incentives in a manner consistent with the evaluation provided for

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    similarly situated executives of IAC and its subsidiaries after taking into consideration Employee's total incentive compensation opportunities.

          (d)    BENEFITS.    During the Term, Employee shall be eligible to participate in any welfare, health, life insurance, pension benefit and incentive plans, programs, policies and practices as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company generally. Without limiting the generality of the foregoing, Employee shall be eligible for the following benefits:

            (i)    Reimbursement for Business Expenses. During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee's duties for the Company, on the same basis as similarly situated employees of the Company generally and in accordance with the Company's policies as in effect from time to time.

            (ii)    Vacation. During the Term, Employee shall be eligible for paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

        4A.    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery, as applicable, to the respective persons named below:

If to IAC:	InterActiveCorp 152 West 57th Street New York, NY 10019 Attention: General Counsel
With a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention: Michael S. Katzke, Esq.
If to the Company:	LendingTree, Inc. 11115 Rushmore Drive Charlotte, NC 28277
Attention:	General Counsel Telecopier: (704) 540-2468
With a copy to IAC at the address set forth above.
If to Employee:	At the most recent address on file at the Company.

Either party may change such party's address for notices by notice duly given pursuant hereto.

        5A.    GOVERNING LAW; JURISDICTION.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined solely before an appropriate federal court in Delaware, or, if not maintainable therein, then in an appropriate Delaware state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

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        6A.    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or the use of the term "hereof" shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

        7A.    WAIVER OF PRIOR AGREEMENTS.    This Agreement constitutes the entire agreement between the parties, and Employee acknowledges that he has waived, effective as of the Effective Date, any and all rights under prior agreements and understandings (whether written or oral) between Employee and LendingTree with respect to the subject matter of this Agreement, including, without limitation, the Prior Agreement. This Agreement also supersedes in its entirety the Company Agreement, which agreement shall be of no further force and effect. In the event that the Merger Agreement is terminated, this Agreement shall be void ab initio and of no further force and effect. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

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        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of the date set forth above.

FOREST MERGER CORP.
/s/ DANIEL C. MARRIOTT
By:	Daniel C. Marriott
Title:	Vice President
/s/ THOMAS J. REDDIN EMPLOYEE: Thomas J. Reddin

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STANDARD TERMS AND CONDITIONS

        1.    TERMINATION OF EMPLOYEE'S EMPLOYMENT.

          (a)    DEATH.    Upon termination of Employee's employment prior to the expiration of the Term by reason of Employee's death, the Company shall pay Employee's designated beneficiary or beneficiaries, within 30 days of Employee's death in a lump sum in cash, (i) Employee's Base Salary from the date of Employee's death through the end of the month in which Employee's death occurs and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).

          (b)    DISABILITY.    Upon termination of Employee's employment prior to expiration of the Term by reason of Employee's Disability, the Company shall pay Employee, within 30 days of such termination in a lump sum in cash, (i) Employee's Base Salary from the date of Employee's termination of employment due to Disability through the end of the month in which such termination occurs, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company and (ii) any Accrued Obligations (as defined in paragraph 1(f) below). "Disability" shall mean a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, Employee unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in Employee's six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

          (c)    TERMINATION FOR CAUSE; RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON.    The Company may terminate Employee's employment under this Agreement with or without Cause at any time. Upon termination of Employee's employment prior to expiration of the Term by the Company for Cause or upon Employee's resignation without Good Reason, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below). As used herein, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense or other crime involving moral turpitude by Employee; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company's obligations to Employee under this Agreement; provided, further, that Employee's employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Employee's employment for Cause; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement. Before a cessation of Employee's employment shall be deemed to be a termination of Employee's employment for Cause, (A) the Company shall provide written notice to Employee that identifies the conduct described in clauses (ii), (iii) or (iv) above, as applicable, and (B) in the event that the event or condition is curable, Employee shall have failed to remedy such event or condition within 30 days after Employee shall have received the written notice from the Company described above. As used herein, "Good Reason" shall mean the occurrence of any of the following without Employee's written consent, (i) a material adverse change in Employee's title, duties, operational authorities or reporting responsibilities from those in effect immediately following the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee or that is authorized pursuant to this Agreement, (ii) a material reduction in Employee's annual base salary, or (iii) a relocation of Employee's principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area.

          (d)    TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EMPLOYEE FOR GOOD REASON.    Upon termination of Employee's employment prior to expiration of the Term (i) by the Company without Cause (other than for death or Disability) or (ii) upon Employee's resignation for Good Reason, subject to

  Employee's execution and non-revocation of a general release of the Company and its affiliates substantially in the form attached hereto as Exhibit B and Employee's compliance with Sections 2(a) through 2(e), (A) the Company shall pay Employee the Base Salary through the remainder of the Term; and (B) the Company shall pay Employee within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below).

          (e)    MITIGATION; OFFSET.    In the event of termination of Employee's employment prior to the end of the Term, in no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of severance benefits or other compensation or benefits. If Employee obtains other employment during the Term, the amount of any severance payment or benefit which has been paid to Employee shall be refunded to the Company by Employee in an amount equal to any compensation earned by Employee as a result of employment with or services provided to another employer after the date of Employee's termination of employment and prior to the otherwise applicable expiration of the Term, and all future amounts payable by the Company to Employee during the remainder of the Term shall be offset by the amount so earned by Employee from another employer, provided that Employee shall not be required to return to the Company an amount greater than the amount that he earns from such other employer. For purposes of this Section 1(e), Employee shall have an obligation to inform the Company promptly regarding Employee's employment status following termination and during the period encompassing the Term.

          (f)    ACCRUED OBLIGATIONS.    As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Employee's accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; and (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid.

        2.    CONFIDENTIAL INFORMATION; NON-COMPETE; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

          (a)    CONFIDENTIALITY.    Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence. Employee shall not, except as may be required to perform Employee's duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment with the Company or any of its subsidiaries or affiliates, including without limitation any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Employee's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

          (b)    NON-COMPETITION.    During the Term and for a period of 24 months beyond Employee's date of termination of employment for any reason following the date hereof (the

  "Restricted Period"), Employee shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this Section 2(b): (i) a "Competitive Activity" means (A) any business or other endeavor, in any county of any state of the United States or a comparable jurisdiction in Canada or any other country, involving financial or real estate services that are the same or similar to the type of services that the Company is engaged in providing at the time of Employee's employment and (B) any other line of business in which the Company or IAC is actively engaged at the time of Employee's employment and which Employee has managed or over which Employee has had operational authority; and (ii) Employee shall be considered to have become "associated with a Competitive Activity" if Employee becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation.

          (c)    NON-SOLICITATION OF EMPLOYEES.    During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates (except for such employment or hiring by the Company or any of its subsidiaries or affiliates).

          (d)    NON-SOLICITATION OF BUSINESS PARTNERS.    During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, do business with any business partners of, business affiliates of the Company or any of its subsidiaries or those affiliates of the Company that are engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any such customers to use the services of any competitor of the Company, any of its subsidiaries or those affiliates that are engaged in a Competitive Activity.

          (e)    PROPRIETARY RIGHTS; ASSIGNMENT.    All Employee Developments shall be made for hire by Employee for the Company or any of its subsidiaries or affiliates. "Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Employee Developments.

          (f)    COMPLIANCE WITH POLICIES AND PROCEDURES.    During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company's policies and procedures as they may exist from time to time.

          (g)    REMEDIES FOR BREACH.    Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee's notice to cure any such breach.

        Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Section 2, in addition to any remedy that the Company may have at law, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

          (h)    SURVIVAL OF PROVISIONS.    The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. If any of the covenants of this Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such covenant in any other jurisdiction.

        3.    WAIVER OF PRIOR AGREEMENTS.    This Agreement constitutes the entire agreement between the parties, and Employee acknowledges that he has waived, effective as of the Effective Date, any and all rights under prior agreements and understandings (whether written or oral) between Employee and LendingTree with respect to the subject matter of this Agreement, including, without limitation, the Prior Agreements. This Agreement also supercedes in its entirety the Company Agreement, which agreement shall be of no further force and effect. In the event that the Merger Agreement is terminated, this Agreement shall be void ab initio and of no further force and effect. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

        4.    ASSIGNMENT; SUCCESSORS.    This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that in the event of a merger, including without limitation the Merger, consolidation, transfer, reorganization, or sale of all, substantially all or a substantial portion of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

        5.    WITHHOLDING.    The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

        6.    HEADING REFERENCES.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to "this Agreement" or the use of the term "hereof" shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

        7.    WAIVER; MODIFICATION.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Notwithstanding anything to the contrary in this Agreement, neither the assignment of Employee to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

        8.    SEVERABILITY.    In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

        9.    INDEMNIFICATION.    The Company shall indemnify and hold Employee harmless for acts and omissions in Employee's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts that would constitute Cause under Section 1(c) of this Agreement.

ACKNOWLEDGED AND AGREED:

Date: July 7, 2003

FOREST MERGER CORP.
/s/ DANIEL C. MARRIOTT By: Daniel C. Marriott Title: Vice President
/s/ THOMAS J. REDDIN EMPLOYEE: Thomas J. Reddin

EXHIBIT A

Amended and Restated Restricted Share and Stockholder Agreement

EXHIBIT B

FORM OF RELEASE AGREEMENT

        This Release Agreement ("Release") is entered into as of this            day of            , hereinafter "Execution Date", by and between [Employee Full Name] (hereinafter "Employee"), and Forest Merger Corp., and its successors and assigns (hereinafter, the "Company"). The Employee and the Company are sometimes collectively referred to as the "Parties".

1.
The Employee's employment with the Company is terminated effective [Month, Day, Year] (hereinafter "Termination Date"). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with the Employee's employment with the Company including the termination thereof. The Company expressly disclaims any wrongdoing or any liability to the Employee.

2.
The Company agrees to provide the Employee the severance benefits provided for in his/her Employment Agreement with the Company, dated as of May 5, 2003, after he/she executes this Release [FOR 40+ and does not revoke it as permitted in Section 8 below, the expiration of such revocation period being the "Effective Date")].

3.
Employee represents that he/she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to her employment with, or resignation from, the Company[; provided, however, that nothing contained in this Section 3 shall prohibit you from bringing a claim to challenge the validity of the ADEA Release in Section 8 herein]. Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Released Parties, whether known or unknown, arising from or relating to Employee's employment with or discharge from the Company, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the State of [            ]*; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation; and libel, slander, or breach of contract other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Termination Date [or the Effective Date, whichever is later].

*
Insert state of employment.

4.
Employee agrees to keep the fact that this Release exists and the terms of this Release in strict confidence except to his/her immediate family and his/her financial and legal advisors on a need-to-know basis.

5.
Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee and the Company.

6.
Employee will direct all employment verification inquiries to [HR Rep]. In response to inquiries regarding Employee's employment with the Company, the Company by and through its speaking agent(s) agrees to provide only the following information: Employee's date of hire, the date his/her employment ended and rates of pay.

7.
If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of [            ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [            ] for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.

8.
[FOR EMPLOYEES OVER 40 ONLY—In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the applicable rules and regulations promulgated thereunder. The Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that: (A) the release in this Section 8 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by the Employee's voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 8 only and that, if he/she chooses not to so revoke, the Release in this Section 8 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Release. To cancel this Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [            ]†, either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

†
Insert address.

9.
EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE COMPANY, ITS AFFILIATES, SUBSIDIARIES AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

LendingTree, Inc.	[Employee Full Name]

Dated:	Dated:

QuickLinks

  Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
STANDARD TERMS AND CONDITIONS
EXHIBIT A
Amended and Restated Restricted Share and Stockholder Agreement
EXHIBIT B
FORM OF RELEASE AGREEMENT